UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On January 28, 2015, Kindred Healthcare, Inc. (the “Company” or “we”) issued press releases announcing that the Company has extended the expiration time and increased the cash consent payment for its previously announced solicitation of consents (the “Consent Solicitation”) to certain proposed amendments to the indenture, dated as of April 9, 2014, governing the Company’s 6.375% Senior Notes due 2022 (the “2022 Notes”), pursuant to its Consent Solicitation Statement, dated as of January 15, 2015 (the “Consent Solicitation Statement”).

The Consent Solicitation has been extended until 2:00 p.m., New York City time, on January 30, 2015, unless further extended or terminated earlier (the “Expiration Time”). Additionally, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, the fee to be paid by the Company to each holder of the 2022 Notes (the “Holder”) has been increased to $5.00 for each $1,000 in principal amount of 2022 Notes as to which such Holder has validly delivered a duly executed consent on or prior to the Expiration Time and has not validly revoked such consent. Except as set forth above, the terms of the Consent Solicitation remain unchanged. Pursuant to the terms of the Consent Solicitation, consents may no longer be validly revoked.

Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated January 28, 2015, issued by Kindred Healthcare, Inc.

99.2	Press Release, dated January 28, 2015, issued by Kindred Healthcare, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

January 28, 2015	By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich Title: Co-General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release, dated January 28, 2015, issued by Kindred Healthcare, Inc.

99.2	Press Release, dated January 28, 2015, issued by Kindred Healthcare, Inc.